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                              Firstar Funds, Inc.

                               Money Market Fund
                         Institutional Money Market Fund
                         U.S. Treasury Money Market Fund
                        U.S. Government Money Market Fund
                           Tax-Exempt Money Market Fund

                                October 12, 1999

                Supplement to the Statement of Additional Information
                               dated March 1, 1999


The heading and the first two paragraphs under the heading regarding Shareholder Organizations is replaced by the following:

Page 27

Shareowner Organizations

             As stated in the Funds' Prospectus, the Funds intend to enter into agreements from time to time with Shareowner Organizations providing for support and/or distribution services to customers of the Shareowner Organizations who are the beneficial owners of Fund shares. Under the agreements, the Funds may pay Shareowner Organizations up to 0.25% (on an annualized basis) of the average daily net asset value of the shares beneficially owned by their customers. Support services provided by Shareowner Organizations under their Service Agreements or Distribution and Service Agreements may include: (i) processing dividend and distribution payments from a Fund; (ii) providing information periodically to customers showing their share positions; (iii) arranging for bank wires; (iv) responding to customer inquiries; (v) providing sub-accounting with respect to shares beneficially owned by customers or the information necessary for sub-accounting; (vi) forwarding shareowner communications; (vii) assisting in processing share purchase, exchange and redemption requests from customers; (viii) assisting customers in changing dividend options, account designations and addresses; and (ix) other similar services requested by the Funds. In addition, under the Distribution and Service Plan (not available for the Institutional Money Market Fund), Shareowner Organizations may provide assistance (such as the forwarding of sales literature and advertising to their customers) in connection with the distribution of Fund shares.

              The Funds' arrangements with Shareowner Organizations under the agreements are governed by two Plans (a Service Plan and, for Funds other than the Institutional Money Market Fund, a Distribution and Service Plan), which have been adopted by the Board of Directors. Because the Distribution and Service Plan contemplates the provision of services related to the distribution of Fund shares (in addition to support services), that Plan has been adopted in accordance with Rule 12b-1 under the 1940 Act. In accordance with the Plans, the Board of Directors reviews, at least quarterly, a written report of the amounts expended in connection with the Funds' arrangements under the Plans and the purposes for which the expenditures were made. In addition, the arrangements must be approved annually by a majority of the Directors, including a majority of the Directors who are not "interested persons" of the Funds as defined in the 1940 Act and have no direct or indirect financial interest in such arrangements (the "Disinterested Directors").